                                                           EXHIBIT 11


                                           COMPUTATION OF NET INCOME PER COMMON SHARE
                                                           (Unaudited)

                                                         THREE MONTHS ENDED                       NINE MONTHS ENDED
                                               --------------------------------------- ----------------------------------------
                                                  September 30        September 30         September 30        September 30
                                                      1997                1996                1997                1996
                                               ------------------- ------------------- ------------------- --------------------
(in thousands except per share data)

PRIMARY
  Weighted average shares outstanding                      10,489              10,930              10,560               10,947
  Net effect of dilutive stock options
      based on the treasury stock method
      using average market price                               77                   6                  31                   15
                                               =================== =================== =================== ====================
                                                           10,566              10,936              10,591               10,962
                                               =================== =================== =================== ====================
  Net income                                               $3,164              $1,755              $6,869               $3,314
                                               =================== =================== =================== ====================
  Net income per share                                      $0.30               $0.16               $0.65                $0.30
                                               =================== =================== =================== ====================

FULLY DILUTED
  Weighted average shares outstanding                      10,489              10,930              10,560               10,947
  Net effect of dilutive stock options
      based on the treasury stock method
      using ending market price, if
      higher than average market price                        161                   6                 161                   14
                                               ------------------- ------------------- ------------------- --------------------
                                                           10,650              10,936              10,721               10,961
                                               =================== =================== =================== ====================
  Net income                                               $3,164              $1,755              $6,869               $3,314
                                               =================== =================== =================== ====================
  Net income per share                                      $0.30               $0.16               $0.64                $0.30
                                               =================== =================== =================== ====================



                                                               14